FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 18, 2012, and is by and among MUELLER WATER PRODUCTS, INC., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company identified as Borrowers on the signature pages hereof (such Subsidiaries, together with the Company, “Borrowers”), the Lenders identified on the signature pages hereof, and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in that capacity, “Administrative Agent”) and as Swing Line Lender and an L/C Issuer.
RECITALS:
WHEREAS, the Lenders, Administrative Agent, and Borrowers entered into a Credit Agreement dated as of August 26, 2010 (as amended, restated, supplemented, or otherwise modified before the date of this Amendment, the “Credit Agreement”); and
WHEREAS, the Lenders, Administrative Agent, and Borrowers desire to amend certain terms and provisions of the Credit Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Defined terms used but not defined in this Amendment are as defined in the Credit Agreement.

2.Amendment. Subject to the satisfaction of the conditions to the First Amendment Effective Date set forth in Section 4 hereof, Borrowers, Administrative Agent and the Lenders hereby agree as follows:
(a)The cover page of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto;

(b)The second proviso in the definition of “Accounts Formula Amount” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

provided, however, that in each case of clause (a) and (b) above, (A) Accounts that would be excluded from the Borrowing Base on the basis of clauses (a), (f), (g), (h), (i), (j) or (l) of the definition of Eligible Accounts may be excluded from the determination of the Value of such acquired Accounts by the Administrative Agent and (B) in no event shall the sum of the Value of such acquired Accounts included in the Borrowing Base, Availability and Pro Forma Availability plus the Value of the acquired Inventory included in the Borrowing Base, Availability and Pro Forma Availability pursuant to the definition of “Inventory Formula Amount” exceed 10% of the lesser of, as at any date of determination, (x) the Borrowing Base (calculated without giving effect to any L/C Reserve) and (y) the Aggregate Commitments.
(c)    The definition of “Alternative Currency” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollar, Australian Dollar and each other currency (other than Dollars) that is approved in accordance with Section 1.09.
(d)    The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” means with respect to any Type of Loan, the percentages per annum set forth below, based upon the Average Availability for the immediately preceding fiscal quarter:

Level	Average Availability (as a percentage of Aggregate Commitments)	Eurocurrency Rate Loans	Base Rate Loans
I	>66.6%	1.75%	0.75%
II	< 66.6% but > 33.3%	2%	1%
III	< 33.3%	2.25%	1.25%

From the First Amendment Effective Date through the end of the first full fiscal quarter thereafter, margins shall be determined as if Level II were applicable. Thereafter, any increase or decrease in the Applicable Rate resulting from a change in Average Availability shall become effective as of the first calendar day of each fiscal quarter. Average Availability shall be calculated by the Administrative Agent based on the Borrowing Base Certificates delivered from time to time pursuant to Section 3.02 (as the same may be adjusted in accordance with Section 3.02) and, with respect to Reserves and outstanding Loans and L/C Obligations, Administrative Agent's records and Credit Judgment. If any Borrowing Base Certificate (including any required financial information in support thereof) of Borrowers is not received by Administrative Agent within five Business Days of the date required pursuant to Section 3.02, then the Applicable Rate shall be determined as if the Average Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information are received.
(e)    The definition of “Arrangers” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Arrangers” means MLPFS, in its capacity as sole lead arranger and sole bookrunner.
(f)    A new definition of “Australian Dollar” is hereby added to Section 1.01 of the Credit Agreement to read as follows:

“Australian Dollar” and “AUS$” mean lawful money of Australia.
(g)    The definition of “Bank of America Fee Letter” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bank of America Fee Letter” means, collectively, (a) the letter agreement, dated as of July 30, 2010 among the Company, the Administrative Agent and BAS and (b) the letter agreement, dated as of November 29, 2012 among the Company, Bank of America and MLPFS.
(h)    Clause (a) in the definition of “Cash Equivalents” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    cash, denominated in Dollars, Canadian Dollars, Australian Dollars, Euros, Sterling or Yen;
(i)    The definition of “Dominion Trigger Period” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Dominion Trigger Period” means the period (a) commencing on the day after the continuation for three consecutive Business Days of (i) an Event of Default occurring and continuing or (ii) Availability being less than the Dominion Trigger Threshold and (b) continuing until the date that during the previous thirty (30) consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the Dominion Trigger Threshold at all times during such period.
(j)    The definition of “Dominion Trigger Threshold” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Dominion Trigger Threshold” means the greater of (a) 10% of the Aggregate Commitments at such time and (b) $22,500,000.
(k)    Clause (a)(i) in the definition of “Eurocurrency Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or
(l)    Clause (b)(i) in the definition of “Eurocurrency Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) LIBOR, at approximately 11:00 a.m., London time determined daily on each Business Day (or as to any day that is not a London Banking Day, on the next preceding London Banking Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or
(m)    A new definition of “First Amendment Effective Date” is hereby added to Section 1.01 of the Credit Agreement to read as follows:

“First Amendment Effective Date” means the “First Amendment Effective Date” as defined in that certain First Amendment to Credit Agreement dated as of December 18, 2012 among Borrowers, Lenders and Administrative Agent.
(n)    The definition of “Fixed Charge Trigger Threshold” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Trigger Threshold” means the greater of (a) 10% of the Aggregate Commitments at such time and (b) $22,500,000.
(o)    The definition of “Interest Payment Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, (i) the last day of the relevant Interest Period, (ii) if the Interest Period is greater than three months, the first day of each calendar quarter with respect to interest accrued through the last day of each calendar quarter ending immediately prior to such date, (iii) any date that such Loan is prepaid or converted, in whole or in part, and (iv) the Revolving Credit Maturity Date; and

(b) as to any Base Rate Loan (including a Swing Line Loan), (i) the first day of each calendar quarter with respect to interest accrued through the last day of each calendar quarter ending immediately prior to such date, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Revolving Credit Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.
(p)    The second proviso in the definition of “Inventory Formula Amount” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

provided, however, that in each case of clause (a) and (b), in no event shall the sum of the Value of such acquired Inventory included in the Borrowing Base, Availability and Pro Forma Availability plus the Value of the acquired Accounts included in the Borrowing Base, Availability and Pro Forma Availability pursuant to the definition of “Accounts Formula Amount” exceed 10% of the lesser of, as at any date of determination, (x) the Borrowing Base (calculated without giving effect to any L/C Reserve) and (y) the Aggregate Commitments.
(q)    A new definition of “MLPFS” is hereby added to Section 1.01 of the Credit Agreement to read as follows:

“MLPFS” means Merrill Lynch, Pierce Fenner & Smith Incorporated.
(r)    A new definition of “Reporting Trigger Period” is hereby added to Section 1.01 of the Credit Agreement to read as follows:

“Reporting Trigger Period” means the period (a) commencing on the day after the continuation for three consecutive Business Days of Availability being less than the Reporting Trigger Threshold and (b) continuing until the date that during the previous thirty (30) consecutive days, Availability has been greater than the Reporting Trigger Threshold at all times during such period.
(s)    A new definition of “Reporting Trigger Threshold” is hereby added to Section 1.01 of the Credit Agreement to read as follows:

“Reporting Trigger Threshold” means the greater of (a) 12.5% of the Aggregate Commitments at such time and (b) $25,000,000.
(t)    The definition of “Revolving Credit Facility” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Credit Facility” means the facility described in Sections 2.02, 2.04 and 2.05 providing for Revolving Loans, Swing Line Loans and Letters of Credit to or for the benefit of the Borrowers by the Revolving Lenders, Swing Line Lender and L/C Issuer, as the case may be, in the maximum aggregate principal amount at any time outstanding of $225,000,000, as adjusted from time to time pursuant to the terms of this Agreement.
(u)    The definition of “Revolving Credit Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Credit Maturity Date” means the earliest of (a) December 18, 2017, (b) 60 days prior to the final maturity of the Subordinated Notes, or (c) such earlier date upon which the Outstanding Amounts under the Revolving Credit Facility, including all accrued and unpaid interest, are required to be paid in full, and all Revolving Credit Commitments terminated, in accordance with the terms hereof.
(v)    Clause (d) in the definition of “Second Lien Obligations” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) none of the maturity date, any scheduled payment of principal (other than annual scheduled amortization of up to 1.0% of the original principal amount of such Indebtedness) or any obligation to repurchase or prepay such Indebtedness (whether absolute or at the option of the holder (other than as a result of the occurrence of a specified event as agreed to by the Administrative Agent that would constitute an Event of Default)) occurs for at least one year following the Revolving Credit Maturity Date;
(w)    The definition of “Swing Line Sublimit” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Swing Line Sublimit” means an amount equal to the greater of (a) $25,000,000 and (b) 10% of the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
(x)    Section 2.04(a)(iii)(C) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

such Letter of Credit is in an initial amount less than the Dollar Equivalent of $10,000; provided, that the Administrative Agent and L/C Issuer agree that up to 15 Letters of Credit may be issued and outstanding hereunder in amounts less than the Dollar Equivalent of $10,000;
(y)    Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) in Dollars equal to 0.375% (the “Commitment Fee Percentage”) per annum times the amount by which the Aggregate Commitments exceeded the sum of (i) the average daily actual Outstanding Amount of Revolving Loans (but not Swing Line Loans) and (ii) the average daily actual Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18, during the immediately preceding calendar quarter; provided, that if, for any calendar quarter, the sum of (i) the average daily actual Outstanding Amount of Revolving Loans (but not Swing Line Loans) and (ii) the average daily actual Outstanding Amount of L/C Obligations is greater than or equal to 50% of the Aggregate Commitments, subject to adjustment as provided in Section 2.18, the Commitment Fee Percentage for such calendar quarter shall equal 0.25%. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and the amount accrued through the end of each calendar quarter shall be due and payable in arrears on the first day of each calendar quarter, commencing with the first such date to occur after the Closing Date and on the Revolving Credit Maturity Date. The Commitment Fee shall be calculated quarterly in arrears. Notwithstanding anything to the contrary contained in this Section 2.10(a), for the purposes of calculating the Commitment Fee for the calendar quarter ended December 31, 2012, the Commitment

Fee Percentage from the beginning of such calendar quarter until the First Amendment Effective Date shall be deemed to be 0.50%.
(z)    Section 2.15(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Request for Increase. Provided there exists no Event of Default and no Event of Default would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower Agent may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $150,000,000 in the aggregate, which increase shall be on the same terms and conditions as then exist for the Aggregate Commitments; provided that any such request for an increase shall be in a minimum amount of $25,000,000 or, if less, the entire unutilized amount of the maximum amount of all such requests set forth above. At the time of sending such notice, the Borrower Agent (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the applicable Revolving Lenders).
(aa)    Section 2.15(e) of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section:

In addition to and not in limitation of the foregoing, as a condition precedent to any increase pursuant to Section 2.15(a), the Borrower Agent shall pay to the Administrative Agent, for the account of the Administrative Agent and/or the Revolving Lenders (or Additional Commitment Lenders) providing the applicable increase, such closing fees as shall be mutually determined by the Administrative Agent and the Borrower Agent.
(bb)    The first clause (b) in Section 3.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) during a Reporting Trigger Period, by 5 p.m. (New York City time) by the third Business Day of each week, as of the prior week end and
(cc)    Section 8.02(p) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(p)    other Investments if, prior to each such Investment, the Borrower Agent has delivered a certificate to the Administrative Agent demonstrating that (i) Pro Forma Availability shall be at least 15% of the Aggregate Commitments for each day during the 30 day period prior to such Investment and immediately after giving effect thereto, and (ii) if Pro Forma Availability shall not be at least 25% of the Aggregate Commitments for each day during the 30 day period prior to such Investment and immediately after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Investment and any Indebtedness incurred in connection therewith, all in accordance with Section 1.03(d)) as of the most recently ended Measurement Period shall be at least 1.00 to 1.00; and
(dd)    A new clause (q) is hereby added to Section 8.02 of the Credit Agreement to read as follows:
(q)    other Investments during the term of this Agreement in an aggregate amount of up to $15,000,000;

(ee)    Section 8.03(m) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(m)    other unsecured Indebtedness of the Company and its Subsidiaries (including, without limitation, any increase in the principal amount of the Senior Notes and/or the Subordinated Notes) so long as the weighted average life to maturity of any such Indebtedness is more than six months following the Revolving Credit Maturity Date;
(ff)    Section 8.03(n) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(n)    Indebtedness of the Company and its Subsidiaries (i) secured by assets other than Collateral so long as the weighted average life to maturity of any such Indebtedness is more than 91 days following the Revolving Credit Maturity Date and/or (ii) consisting of Second Lien Obligations, all in an aggregate principal amount on the date of incurrence thereof not to exceed two times the Consolidated EBITDA of the Company and its Restricted Subsidiaries as of the most recent date financial statements have been delivered to the Administrative Agent pursuant to Section 7.01 proximate to the date such Indebtedness and/or Second Lien Obligations are incurred; and
(gg)    Section 8.05(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)    Dispositions of assets or Equity Interests of the Subsidiaries, so long as (i) each such Disposition is, in the reasonable judgment of the Company, for fair market value, (ii) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (iii) immediately after giving effect to such Disposition, Pro Forma Availability shall be at least 20% of the Aggregate Commitments and (iv) the aggregate amount of all Dispositions made pursuant to this subsection in any one fiscal year of the Company does not exceed 20% of the total assets of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal year of the Company;
(hh)    Section 8.06(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    the Company shall be permitted to make Restricted Payments in the form of cash dividends to the holders of common stock of the Company in an aggregate amount in any fiscal year not to exceed $15,000,000; and
(ii)    Section 8.06(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)    the Company and each Subsidiary shall be permitted to make other Restricted Payments in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to Equity Interests if, prior to each such Restricted Payment, the Borrower Agent has delivered a certificate to the Administrative Agent demonstrating that (A) Pro Forma Availability shall be greater than or equal to 17.5% of the Aggregate Commitments for each day during the 30 day period prior to such Restricted Payment and immediately after making such Restricted Payment, and (B) if Pro Forma Availability shall not be at least 30% of the Aggregate Commitments for each day during the 30 day period prior to such Restricted

Payment and immediately after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment in accordance with Section 1.03(d)) as of the most recently ended Measurement Period shall be at least 1.10 to 1.00.
(jj)    Section 8.11(a)(ii) of the Credit Agreement is hereby amended by adding “; and” at the end of such Section.

(kk)    Section 8.11(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii)    other Indebtedness so long as prior to each such Prepayment the Borrower Agent has delivered a certificate to the Administrative Agent demonstrating that (A) Pro Forma Availability shall be greater than or equal to 15% of the Aggregate Commitments for each day during the 30 day period prior to such Prepayment and immediately after making such Prepayment, and (B) if Pro Forma Availability shall not be at least 25% of the Aggregate Commitments for each day during the 30 day period prior to such Prepayment and immediately after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Prepayment in accordance with Section 1.03(d)) as of the most recently ended Measurement Period shall be at least 1.00 to 1.00.
(ll)    Section 8.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.12    Financial Covenant. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 determined as of (i) the last day of the Measurement Period most recently ended before the commencement of a Fixed Charge Trigger Period and (ii) the last day of each Measurement Period thereafter ending during any Fixed Charge Trigger Period.”
(mm)    Section 8.13(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)    after giving pro forma effect to such Acquisition and all Indebtedness incurred or repaid in connection therewith, (i) Pro Forma Availability shall be greater than or equal to 15% of the Aggregate Commitments for each day during the 30 day period prior to such Acquisition and immediately after giving effect thereto, and (ii) if Pro Forma Availability shall not be at least 25% of the Aggregate Commitments for each day during the 30 day period prior to such Acquisition and immediately after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Acquisition and any Indebtedness incurred in connection therewith and any other relevant factor, all in accordance with Section 1.03(d)) as of the most recently ended Measurement Period shall be at least 1.00 to 1.00; and
(nn)    Schedule 2.01 (Commitments and Pro Rata Shares) to the Credit Agreement, is hereby amended and restated in its entirety as set forth on Schedule 2.01 hereto.

3.Representations. To induce Administrative Agent and the Lenders to enter into this Amendment, each Borrower hereby represents to Administrative Agent and the Lenders as of the date hereof as follows:

(a)that such Borrower is duly authorized to execute and deliver this Amendment, and that such Borrower is duly authorized to perform its obligations under the Loan Documents to which it is a party;

(b)that the execution and delivery of this Amendment by such Borrower does not and will not (i) contravene the terms of the Organization Documents of such Borrower; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (x) any Contractual Obligation to which such Borrower is a party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Borrower or its property is subject; or (iii) violate any Law;

(c)that this Amendment is a legal, valid, and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles;

(d)that, as of the First Amendment Effective Date and after giving effect to this Amendment, the representations and warranties of the Company and each other Borrower contained in Article VI of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the First Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement;

(e)that, as of the First Amendment Effective Date and after giving effect to this Amendment, each Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, including those set forth in Article VII and Article VIII of the Credit Agreement; and

(f)that, as of the First Amendment Effective Date and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result herefrom.

4.Conditions. This Amendment shall become effective on the date each of the following conditions have been met (such date, the “First Amendment Effective Date”):

(a)this Amendment shall have been executed and delivered by Administrative Agent, all of the Lenders and Borrowers;

(b)Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, in form and substance satisfactory to Administrative Agent; provided that, to the extent applicable with respect to any Borrower, a certificate of the Company on behalf of each Borrower, dated the First Amendment Effective Date and executed by a Responsible Officer of the Company, certifying that, except as otherwise indicated therein, there have been no amendments, supplements or modifications since the Closing Date to the documents delivered on the Closing Date pursuant to the Credit Agreement may be delivered in lieu of the documents required pursuant to this clause (b);

(c)Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, including certified copies of each Borrower's Organization Documents, stockholders' agreements, certificates of good standing and/or qualification to engage in business, in each case, in form and substance satisfactory to Administrative Agent; and

(d)Administrative Agent shall have received a favorable opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrowers, and appropriate local counsel to the Borrowers, each addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrowers and this Amendment as the Administrative Agent may reasonably request.

Administrative Agent's delivery to the Company of a copy of this Amendment executed by all necessary parties described in Section 4(a) hereof shall be deemed evidence that the First Amendment Effective Date has occurred.
5.Miscellaneous.

(a)This Amendment is governed by, and is to be construed in accordance with, the laws of the State of New York. Each provision of this Amendment is severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

(b)This Amendment binds Administrative Agent, the Lenders, and Borrowers and their respective successors and assigns, and will inure to the benefit of Administrative Agent, the Lenders, and Borrowers and the successors and assigns of Administrative Agent and each Lender.

(c)Each Borrower, by execution of this Amendment, hereby reaffirms, assumes, and binds themselves to all applicable obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement (as amended hereby) and the other Loan Documents (including the granting of any Liens for the benefit of the Administrative Agent and the Lenders).

(d)This Amendment is a Loan Document. Each Borrower acknowledges that Administrative Agent's costs and expenses (including reasonable attorneys' fees) incurred in connection with this Amendment shall be paid by Borrowers pursuant to Section 11.04 of the Credit Agreement.

(e)The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument.

(f)Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

(g)Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any Event of Default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents. The amendment provided herein shall apply and be effective only with respect to the provision of the Credit Agreement specifically referred to by such amendment. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, such Credit Agreement as amended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.
BORROWERS:

MUELLER WATER PRODUCTS, INC.
ANVIL INTERNATIONAL LLC
ANVILSTAR, LLC
ECHOLOGICS, LLC
HENRY PRATT COMPANY, LLC
HUNT INDUSTRIES, LLC
HYDRO GATE, LLC
J.B. SMITH MFG CO., LLC
JAMES JONES COMPANY, LLC
MILLIKEN VALVE, LLC
MUELLER CO. INTERNATIONAL HOLDINGS, LLC
MUELLER CO. LLC
MUELLER GROUP, LLC
MUELLER INTERNATIONAL, LLC
MUELLER PROPERTY HOLDINGS, LLC
MUELLER SERVICE CALIFORNIA, INC.
MUELLER SERVICE CO., LLC
MUELLER SYSTEMS LLC
OSP, LLC
U.S. PIPE VALVE & HYDRANT, LLC

By:	/s/ Michelle Cunningham

Name:	Michelle Cunningham
Title:     Sr. Director and Treasurer

[Signature page to First Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ William J. Wilson

Name:	William J. Wilson
Title:     Senior Vice President

[Signature page to First Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ William J. Wilson

Name:	William J. Wilson

Title:	Senior Vice President

[Signature page to First Amendment to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC,
as a Lender

By:	/s/ Mark Bradford

Name:	Mark Bradford
Title:     Vice President

[Signature page to First Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Kennedy A. Capin

Name:	Kennedy A. Capin
Title:     Officer

[Signature page to First Amendment to Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Sandra M. Salazar

Name:	Sandra M. Salazar
Title:     Vice President

[Signature page to First Amendment to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton

Name:	Mark Walton
Title:     Authorized Signatory

[Signature page to First Amendment to Credit Agreement]

TD BANK, N.A.,
as a Lender

By:	/s/ Stephen A. Caffrey

Name:	Stephen A. Caffrey
Title:     Vice President

[Signature page to First Amendment to Credit Agreement]

Exhibit A

CREDIT AGREEMENT

Dated as of August 26, 2010

among
MUELLER WATER PRODUCTS, INC.
and
EACH OF ITS BORROWING SUBSIDIARIES PARTY HERETO,
each as a Borrower,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

WELLS FARGO CAPITAL FINANCE, LLC
and
SUNTRUST BANK,
as Co-Documentation Agents

and

BANK OF AMERICA, N.A.,
as Administrative Agent

Merrill Lynch, Pierce Fenner & Smith Incorporated,
as
Sole Lead Arranger and Sole Bookrunner

SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES
(As of the First Amendment Effective Date)

Lender	Revolving Credit Commitment	Pro Rata Revolving Share
Bank of America, N.A.	$70,000,000	31.11111111%
Wells Fargo Capital Finance, LLC	60,000,000	26.66666667%
JPMorgan Chase Bank, N.A.	36,500,000	16.22222222%
SunTrust Bank	36,500,000	16.22222222%
Goldman Sachs Bank USA	5,500,000	2.44444444%
TD Bank, N.A.	16,500,000	7.33333333%
Total	$225,000,000.00	100%